EXHIBIT 11 - S-K Item 601 (b) (11)
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                     KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
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                                                                      Three Months
                                                                          Ended
                                                                        March 31,
                                                                     1996        1995
                                                                     ----        ----
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PRIMARY EARNINGS PER SHARE CALCULATION
Net Income                                                     $3,582,603  $3,309,068
Less dividends on preferred stock                                 385,345     391,444
Plus tax benefit from preferred dividends                         146,000     149,000
                                                               ----------  ----------
Earnings (Loss) applicable to common stock                      3,343,258   3,066,624
                                                               ==========  ==========

Weighted average common shares outstanding                      5,604,797   5,569,287
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based
 on year to date average price                                    386,852     400,986
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,991,649   5,970,273
                                                                =========   =========

Primary earnings per share                                          $0.56       $0.51
                                                                 ========    ========

FULLY DILUTED EARNINGS PER SHARE CALCULATION
A.
Weighted average common shares outstanding                      5,604,797   5,569,287
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based on
 the greater of year to date average or end of period price       435,025     400,986
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  6,039,822   5,970,273
                                                                 ========    ========

Fully diluted earnings per share (A)                                $0.55       $0.51
                                                                 ========    ========

B.
Assuming preferred stock converted to common
Vested Preferred shares issued                                    222,443     184,295
Non-vested Preferred shares issued                                575,074     619,258
                                                               ----------  ----------
Total Preferred shares issued                                     797,517     803,553

Vested Preferred shares issued                                    222,443     184,295
Guaranteed floor price for involuntary conversions                $24.375     $24.375
                                                               ----------  ----------
 Subtotal                                                      $5,422,038  $4,492,180
The lower of year to date average or end of period common
 stock price                                                     $24.6429    $20.3750
                                                                 --------    --------
Required common shares to be issued assuming involuntary
 conversion of vested shares at guaranteed floor price            220,024     220,475
Required common shares to be issued assuming voluntary
 conversion of non-vested shares on one-for-one basis             575,074     619,258
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part A.        6,039,822   5,970,273
                                                               ----------  ----------
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part B.        6,834,920   6,810,006
                                                               ==========  ==========

Net Income                                                     $3,582,603  $3,309,068
Additional ESOP expense presently funded by preferred dividend   (385,345)   (391,444)
Plus tax benefit on additional ESOP expense                        25,939      21,330
Common stock dividends to reduce ESOP expense                     119,000     126,000
                                                                 --------    --------
Adjusted Net Income                                            $3,342,197  $3,064,954
                                                                =========   =========

Fully diluted earnings per share (B)                                $0.49       $0.45
                                                                 ========    ========

Fully diluted earnings (loss) per share (Lower of (A) or (B))       $0.49       $0.45
                                                                 ========    ========
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